As filed with the Securities and Exchange Commission on August 5, 2016

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRESBIA PLC

(Exact Name of Registrant as Specified in its Charter)

Ireland	98-1162329
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120/121 Baggot Street Lower

Dublin 2 Ireland

(Address of Principal Executive Offices)

PRESBIA INCENTIVE PLAN

(Full Title of the Plan)

Todd Cooper

Chief Executive Officer

120/121 Baggot Street Lower

Dublin 2 Ireland

(Name and Address Including Zip Code, of Agent For Service)

+353 (1) 659 9446

Telephone Number, Including Area Code

Copies to:

Peter H. Ehrenberg

David L. Goret

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

(212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, $0.001 par value per share	400,000 shares(1)	$5.32(2)	$2,128,000(2)	$214.29

(1)	Covers 400,000 ordinary shares issuable under the Presbia Incentive Plan, as amended (the “Plan”), and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of ordinary shares issuable under the Plan, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.
(2)	Estimated, in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices for an ordinary share on the Nasdaq Global Market on August 2, 2016, which is within five business days prior to the date of this registration statement.

EXPLANATORY NOTE

This Registration Statement is being filed by the registrant, Presbia PLC (the “Company”), for the purpose of registering an additional 400,000 ordinary shares to be issued under the Presbia Incentive Plan, as amended (the “Plan”), pursuant to General Instruction E on Form S-8 (Registration of Additional Securities). The contents of the original registration on Form S-8 for the Plan filed on January 29, 2015 (File No. 333-201758) are hereby incorporated by reference and made a part hereof. The stockholders of the registrant approved the amendment of the Plan for this purpose at the annual meeting of stockholders held on August 4, 2016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The Securities and Exchange Commission allows us to “incorporate” into this registration statement information we file with other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this registration statement, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 28, 2016.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed on May 4, 2016.

•	Our Definitive Proxy Statement on Schedule 14A, filed on June 17, 2016.

•	Our Current Reports on Form 8-K filed with the Commission on January 20, 2016, February 12, 2016, April 11, 2016, May 2, 2016, May 18, 2016, May 31, 2016, June 16, 2016, June 17, 2016, June 30, 2016, and July 7, 2016 (in each case except to the extent furnished but not filed).

•	The description of the Company’s ordinary shares contained in its Registration Statement on Form 8-A filed with the Commission on January 28, 2015 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.

All documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 8.	Exhibits

The exhibits accompanying this registration statement are listed on the accompanying exhibit index.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on August 5, 2016.

Presbia PLC

Date: August 5, 2016	By:	/s/ Todd Cooper
Todd Cooper
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd Cooper and Jarett Fenton, and each of them, his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Todd Cooper Todd Cooper	President and Chief Executive Officer (Principal Executive Officer) and Director	August 5, 2016

/s/ Jarett Fenton Jarett Fenton	Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2016

/s/ Ralph Thurman Ralph Thurman	Executive Chairman	August 5, 2016

/s/ Gerd U. Auffarth, M.D., Ph.D., F.E.B.O. Gerd U. Auffarth, M.D., Ph.D., F.E.B.O.	Director	August 5, 2016

/s/ Robert J. Cresci Robert J. Cresci	Director	August 5, 2016

/s/ Gerald Farrell, Ph.D. Gerald Farrell, Ph.D.	Director	August 5, 2016

/s/ Vladimir Feingold Vladimir Feingold	Director	August 5, 2016

/s/ Zohar Loshitzer Zohar Loshitzer	Director	August 5, 2016

/s/ Richard Ressler Richard Ressler	Director	August 5, 2016

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 23, 2015).

5.1	Opinion of Arthur Cox, Irish legal counsel of the Registrant.

10.1	Presbia Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 9, 2014).

10.2	Amendment No. 1 to Presbia Incentive Plan.

23.1	Consent of Arthur Cox (filed as part of Exhibit 5.1).

23.2	Consent of Squar Milner LLP, an independent registered public accounting firm.

23.3	Consent of Deloitte & Touche, LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).